Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	Oct. 3, 2007

H.B. Fuller Announces New Long-Term Financial Goals and

Supporting Strategy During Institutional Investor Day

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced its long-term objectives for certain key business metrics. The new long-term goals reflect expectations over a five-year time horizon:

•	Organic revenue growth (excludes acquisitions, divestitures, and foreign currency translation) of 3 to 5 percent on a compound annual basis from 2008 to 2012;

•	Diluted earnings per share from continuing operations growth of 10 to 15 percent on a compound annual basis from 2008 to 2012;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) margin of 14 to16 percent by 2012;

•	Return on gross investment (ROGI) of 10 to 12 percent by 2012.

“The new goals provided today give investors clarity around our commitment to grow the business in a profitable manner over the long-term,” said Michele Volpi, president and chief executive officer. “The addition of the ROGI metric will be paramount to drive total shareholder return.”

ROGI is defined as gross cash flow divided by gross investment, the components of which are defined as follows:

•	Gross Cash Flow = (Gross Profit – Selling, General and Administrative Expense) x (1 – Tax Rate) + Depreciation Expense + Amortization Expense – Maintenance Capital Expenditure

•	Gross Investment = Total Assets (Including Goodwill) + Accumulated Depreciation – Non-debt Current Liabilities – Cash

Commenting on the new long-term objectives, Volpi noted, “During the past several years, our associates have done an outstanding job of positioning H.B. Fuller for future success. We have a value-creation approach focused on the customer. Our investment plans are centered on geographic expansion, innovation, and strategic M&A. We will leverage a solid foundation built on robust processes, talented associates, and a differentiated strategy. Our transformational journey has just started and we believe we have the right plans in place to drive profitable growth and long-term value creation for our shareholders. We are proud of our past accomplishments, passionate about the opportunities before us, and confident in our ability to deliver.”

A replay of H.B. Fuller’s 2007 Institutional Investor Day presentation will be made available at the company’s Website, www.hbfuller.com.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 6, 2007 and July 6, 2007 and 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.